Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-122097


                           PROSPECTUS SUPPLEMENT NO. 1

                 PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 15, 2006
                        TO PROSPECTUS DATED JUNE 12, 2006
                          (REGISTRATION NO. 333-122097)

                                HEMOBIOTECH, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated June 12, 2006 that was filed with the Securities and Exchange Commission on June 14, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

         This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

     o The attached Current Report on Form 8-K of HemoBioTech, Inc. dated June 12, 2006 and filed with the Securities and Exchange Commission on June 13, 2006.

         Our shares are not traded on any national securities exchange or quoted on any inter-dealer quotation system.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 15, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): JUNE 12, 2006
                                                           ---------------------

                                HEMOBIOTECH, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


             000-51334                             33-0995817
--------------------------------------------------------------------------------
      (Commission File Number)          (IRS Employer Identification No.)


   14221 DALLAS PARKWAY, SUITE 1500
             DALLAS, TEXAS                                              75254
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


                                 (214) 540-8411
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    OTHER EVENTS.

         On June 12, 2006, HemoBioTech, Inc., a Delaware corporation (the "Company"), issued a press release announcing that the Company has decided to redeem its outstanding redeemable Class A Warrants. The Company issued the warrants in October 2004 in connection with a private placement of its common stock. The Company has fixed July 14, 2006 as the date for redemption. The redemption price is $0.001 per share. The deadline for exercise of the warrants is 5:00 p.m. Eastern time on July 13, 2006.

         A copy of such press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in its entirety into this Item 8.01.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(c)    Exhibits.

Exhibit No.           Description
-----------           -----------

99.1                  Press Release of Hemobiotech, Inc., dated June 12, 2006.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2006                    HEMOBIOTECH, INC.


                                             By: /s/ Mark Rosenblum
                                             -----------------------------------
                                             Mark Rosenblum
                                             Chief Financial Officer and
                                             Secretary

                                  EXHIBIT INDEX


Exhibit No.          Description
-----------          -----------

99.1                 Press Release of Hemobiotech, Inc., dated June 12, 2006.

                                                                         EX-99.1




PRESS RELEASE                                          Source: HemoBioTech, Inc.

HEMOBIOTECH ANNOUNCES REDEMPTION OF WARRANTS;
HEMOBIOTECH IS DEVELOPING HEMOTECH(TM), A NOVEL
BLOOD SUBSTITUTE
Monday June 12, 5:37 pm ET

DALLAS, June 12 /PRNewswire-FirstCall/ -- HemoBioTech, Inc. (OTC Bulletin Board:
HMBT - NEWS) today announced its decision to redeem its outstanding redeemable Class A Warrants. The company issued the warrants in October 2004 in connection with a private placement of its common stock. The company has fixed July 14, 2006 as the date for redemption. The redemption price is $0.001 per share.

Warrant holders have until 5:00 p.m. Eastern daylight time on July 13, 2006, to exercise their warrants. A Notice of Redemption of Warrant is being sent to each warrant holder that provides instructions on how to exercise their warrants. If a warrant holder does not exercise all warrants by 5:00 p.m. Eastern daylight time on July 13, 2006, the right to exercise the warrant will expire.

Up to the date of this release, 2,345,665 Class A Warrants have been exercised resulting in an additional $2,486,404.90 in gross proceeds to the company. There are 2,948,495 Class A Warrants that remain outstanding. If all of these warrants are exercised prior to the date of redemption, the company will receive an additional $3,125,404.70 in gross proceeds. The net proceeds to the company would be used for further development of HemoTech(TM) and general working capital.

About HemoBioTech, Inc.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Science Center. HemoTech(TM) is chemically modified hemoglobin, which not only carries oxygen in the blood, but can also induce red blood cell production. The Company believes that HemoTech(TM) may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other conditions. Corporate headquarters are located at J. P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254. For further information, contact Dr. Arthur Bollon at 214-540-8411 or abollon@hemobiotechinc.com. The Company website is http://www.hemobiotech.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre- clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, and HemoBioTech's other reports filed with the Securities and Exchange Commission.



----------------------------
Source: HemoBioTech, Inc.